Exhibit 99.1

FOR IMMEDIATE RELEASE                Contact:
Jack McGinnis
+1.414.906.7977
jack.mcginnis@manpowergroup.com

ManpowerGroup Reports 4th Quarter and Full Year 2017 Results

MILWAUKEE, February 2, 2018 -- ManpowerGroup (NYSE: MAN) today reported net earnings of $3.22 per diluted share for the three months ended December 31, 2017 compared to $1.87 per diluted share in the prior year period. The net earnings in the quarter were $216.3 million compared to $127.4 million a year earlier. Revenues for the fourth quarter totaled $5.6 billion, an increase of 14% from the year earlier period.
Financial results in the quarter were significantly impacted by discrete net tax benefits primarily related to U.S. tax reform through the enactment of the Tax Cuts and Jobs Act in the fourth quarter. Discrete net tax benefits positively impacted earnings per share by $1.10 in the fourth quarter.
Financial results in the quarter were also significantly impacted by stronger foreign currencies relative to the U.S. dollar compared to the prior year period. On a constant currency basis, revenues increased 7% and net earnings per diluted share increased 67%. Excluding the discrete net tax benefits, on a constant currency basis, net earnings per diluted share increased 8%. Earnings per share in the quarter were positively impacted 10 cents by changes in foreign currencies compared to the prior year.
Jonas Prising, ManpowerGroup Chairman & CEO, said: "We are very pleased with our strong performance in the fourth quarter, with improved revenue growth and good profitability. These strong quarterly results capped off the full year 2017 where we delivered strong top line growth and profit performance.
“The war for talent is intensifying globally, and our clients are focused on finding the best talent and building their organizational agility, while individuals are interested in opportunities that build their skills and advance their careers. We have anticipated these market trends, and as we start 2018, we are confident that our superior global footprint, our extensive portfolio of workforce solutions and our great people put us in a formidable position to continue to create value for our clients and candidates.

“We are anticipating diluted earnings per share in the first quarter of 2018 to be in the range of $1.60 to $1.68, which includes a positive impact of tax reform of 20 cents and a positive impact from foreign currency of 15 cents,” Prising stated.
Net earnings for the year ended December 31, 2017 were $545.4 million, or $8.04 per diluted share compared to net earnings of $443.7 million, or $6.27 per diluted share in the prior year. The full year period included restructuring costs which reduced earnings per share by 41 cents and discrete income tax benefits in the first and fourth quarters which increased earnings per share by $1.28. Revenues for the year were $21.0 billion, an increase of 7% from the prior year and an increase of 6% in constant currency. 2017 earnings were positively impacted by 10 cents per diluted share due to changes in foreign currencies compared to the prior year.
In conjunction with its fourth quarter and full year earnings release, ManpowerGroup will broadcast its conference call live over the Internet on February 2, 2018 at 7:30 a.m. CST (8:30 a.m. EST). Interested parties are invited to listen to the webcast and view the presentation by logging on to http://investor.manpowergroup.com/ in the section titled “Investor Relations.”

Supplemental financial information referenced in the conference call can be found at

http://investor.manpowergroup.com/ .

About ManpowerGroup

ManpowerGroup (NYSE: MAN), the leading global workforce solutions company, helps organizations transform in a fast-changing world of work by sourcing, assessing, developing and managing the talent that enables them to win. We develop innovative solutions for over 400,000 clients and connect 3+ million people to meaningful, sustainable work across a wide range of industries and skills. Our expert family of brands - Manpower®, Experis®, Right Management® and ManpowerGroup® Solutions - creates substantially more value for candidates and clients across 80 countries and territories and has done so for nearly 70 years. In 2017, ManpowerGroup was named one of the World's Most Ethical Companies for the seventh consecutive year and one of Fortune's Most Admired Companies, confirming our position as the most trusted and admired brand in the industry. See how ManpowerGroup is powering the future of work: www.manpowergroup.com

Forward-Looking Statements
This news release contains statements, including earnings projections, that are forward-looking in nature and, accordingly, are subject to risks and uncertainties regarding the Company’s expected future results. The Company’s actual results may differ materially from those described or contemplated in the forward-looking statements. Factors that may cause the Company’s actual results to differ materially from those contained in the forward-looking statements can be found in the Company’s reports filed with the SEC, including the information under the heading ‘Risk Factors’ in its Annual Report on Form 10-K for the year ended December 31, 2016, which information is incorporated herein by reference.

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ManpowerGroup
Results of Operations
(In millions, except per share data)

	Three Months Ended December 31
			% Variance
			Amount	Constant
	2017	2016	Reported	Currency
	(Unaudited)
Revenues from services (a)	$5,637.5	$4,956.1	13.7%	7.3%
Cost of services	4,703.0	4,115.1	14.3%	7.7%
Gross profit	934.5	841.0	11.1%	5.4%
Selling and administrative expenses	695.8	629.0	10.6%	5.3%
Operating profit	238.7	212.0	12.6%	5.9%
Interest and other expenses	14.7	15.1	-2.4%
Earnings before income taxes	224.0	196.9	13.8%	7.9%
Provision for income taxes	7.7	69.5	-88.9%
Net earnings	$216.3	$127.4	69.7%	64.3%
Net earnings per share - basic	$3.26	$1.89	72.5%
Net earnings per share - diluted	$3.22	$1.87	72.2%	66.8%
Weighted average shares - basic	66.4	67.5	-1.6%
Weighted average shares - diluted	67.3	68.3	-1.5%

(a) Revenues from services include fees received from our franchise offices of $6.2 million and $6.1 million for the three months ended December 31, 2017 and 2016, respectively. These fees are primarily based on revenues generated by the franchise offices, which were $270.5 million and $257.8 million for the three months ended December 31, 2017 and 2016, respectively.

ManpowerGroup
Operating Unit Results
(In millions)

	Three Months Ended December 31
			% Variance
			Amount	Constant
	2017	2016	Reported	Currency
	(Unaudited)
Revenues from Services:
Americas:
United States (a)	$666.3	$684.7	-2.7%	-2.7%
Other Americas	405.5	378.2	7.2%	6.1%
	1,071.8	1,062.9	0.8%	0.4%
Southern Europe:
France	1,501.7	1,228.6	22.2%	12.0%
Italy	428.9	305.8	40.3%	28.5%
Other Southern Europe	468.4	377.8	24.0%	13.9%
	2,399.0	1,912.2	25.5%	15.0%
Northern Europe	1,418.1	1,292.8	9.7%	1.6%
APME	695.2	629.6	10.4%	9.1%
Right Management	53.4	58.6	-8.9%	-11.6%
	$5,637.5	$4,956.1	13.7%	7.3%
Operating Unit Profit:
Americas:
United States	$37.9	$39.1	-3.1%	-3.1%
Other Americas	19.8	14.2	39.3%	38.3%
	57.7	53.3	8.1%	7.9%
Southern Europe:
France	80.6	67.0	20.3%	10.3%
Italy	34.5	21.8	58.3%	44.8%
Other Southern Europe	18.0	13.1	37.5%	28.5%
	133.1	101.9	30.6%	20.0%
Northern Europe	47.1	48.8	-3.7%	-10.1%
APME	28.1	21.7	30.6%	29.6%
Right Management	10.6	11.9	-11.0%	-13.3%
	276.6	237.6
Corporate expenses	(28.9)	(16.6)
Intangible asset amortization expense	(9.0)	(9.0)
Operating profit	238.7	212.0	12.6%	5.9%
Interest and other expenses (b)	(14.7)	(15.1)
Earnings before income taxes	$224.0	$196.9

(a)  In the United States, revenues from services include fees received from our franchise offices of $3.8 million and $4.0 million for the three months ended December 31, 2017 and 2016, respectively. These fees are primarily based on revenues generated by the franchise offices, which were $164.3 million and $174.5 million for the three months ended December 31, 2017 and 2016, respectively.

(b) The components of interest and other expenses were:
	2017	2016
Interest expense	$10.1	$10.0
Interest income	(1.4)	(1.1)
Foreign exchange losses	0.4	1.2
Miscellaneous expenses, net	5.6	5.0
	$14.7	$15.1

ManpowerGroup
Results of Operations
(In millions, except per share data)

	Year Ended December 31
			% Variance
			Amount	Constant
	2017	2016	Reported	Currency
	(Unaudited)
Revenues from services (a)	$21,034.3	$19,654.1	7.0%	6.0%
Cost of services	17,549.7	16,320.3	7.5%	6.4%
Gross profit	3,484.6	3,333.8	4.5%	3.6%
Selling and administrative expenses	2,696.4	2,583.0	4.4%	3.7%
Operating profit	788.2	750.8	5.0%	3.1%
Interest and other expenses	50.9	49.5	2.8%
Earnings before income taxes	737.3	701.3	5.1%	3.5%
Provision for income taxes	191.9	257.6	-25.5%
Net earnings	$545.4	$443.7	22.9%	21.3%
Net earnings per share - basic	$8.13	$6.33	28.4%
Net earnings per share - diluted	$8.04	$6.27	28.2%	26.6%
Weighted average shares - basic	67.1	70.1	-4.3%
Weighted average shares - diluted	67.9	70.8	-4.2%

(a) Revenues from services include fees received from our franchise offices of $23.7 million and $23.3 million for the years ended December 31, 2017 and 2016, respectively. These fees are primarily based on revenues generated by the franchise offices, which were $1,029.8 million and $1,019.9 million for the years ended December 31, 2017 and 2016, respectively.

ManpowerGroup
Operating Unit Results
(In millions)

	Year Ended December 31
			% Variance
			Amount	Constant
	2017	2016	Reported	Currency
	(Unaudited)
Revenues from Services:
Americas:
United States (a)	$2,659.0	$2,836.8	-6.3%	-6.3%
Other Americas	1,557.4	1,460.4	6.6%	7.1%
	4,216.4	4,297.2	-1.9%	-1.7%
Southern Europe:
France	5,477.2	4,837.4	13.2%	10.6%
Italy	1,475.9	1,167.7	26.4%	23.3%
Other Southern Europe	1,703.9	1,492.5	14.2%	10.8%
	8,657.0	7,497.6	15.5%	12.7%
Northern Europe	5,306.4	5,129.1	3.5%	3.4%
APME	2,636.4	2,471.3	6.7%	6.4%
Right Management	218.1	258.9	-15.8%	-15.6%
	$21,034.3	$19,654.1	7.0%	6.0%
Operating Unit Profit:
Americas:
United States	$152.5	$142.9	6.7%	6.7%
Other Americas	61.2	53.6	14.1%	14.7%
	213.7	196.5	8.7%	8.9%
Southern Europe:
France	278.0	250.6	10.9%	8.1%
Italy	104.5	79.1	32.1%	28.6%
Other Southern Europe	59.4	47.2	26.0%	22.9%
	441.9	376.9	17.2%	14.2%
Northern Europe	140.7	173.0	-18.7%	-20.6%
APME	98.9	88.5	11.8%	11.9%
Right Management	36.0	44.7	-19.4%	-19.7%
	931.2	879.6
Corporate expenses	(108.4)	(92.8)
Intangible asset amortization expense	(34.6)	(36.0)
Operating profit	788.2	750.8	5.0%	3.1%
Interest and other expenses (b)	(50.9)	(49.5)
Earnings before income taxes	$737.3	$701.3

(a) In the United States, revenues from services include fees received from our franchise offices of $14.8 million and $15.1 million for the years ended December 31, 2017 and 2016, respectively. These fees are primarily based on revenues generated by the franchise offices, which were $651.9 million and $686.0 million for the years ended December 31, 2017 and 2016, respectively.

(b) The components of interest and other expenses were:
	2017	2016
Interest expense	$38.2	$37.9
Interest income	(4.8)	(3.6)
Foreign exchange losses	0.8	2.8
Miscellaneous expenses, net	16.7	12.4
	$50.9	$49.5

ManpowerGroup
Consolidated Balance Sheets
(In millions)

	Dec. 31	Dec. 31
	2017	2016
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$689.0	$598.5
Accounts receivable, net	5,370.5	4,413.1
Prepaid expenses and other assets	111.7	121.3
Total current assets	6,171.2	5,132.9
Other assets:
Goodwill	1,343.0	1,239.9
Intangible assets, net	284.0	294.4
Other assets	927.7	759.7
Total other assets	2,554.7	2,294.0
Property and equipment:
Land, buildings, leasehold improvements and equipment	633.4	567.0
Less: accumulated depreciation and amortization	475.7	419.7
Net property and equipment	157.7	147.3
Total assets	$8,883.6	$7,574.2
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$2,279.4	$1,914.4
Employee compensation payable	230.6	208.1
Accrued liabilities	490.9	398.6
Accrued payroll taxes and insurance	794.7	649.2
Value added taxes payable	545.4	448.7
Short-term borrowings and current maturities of long-term debt	469.4	39.8
Total current liabilities	4,810.4	3,658.8
Other liabilities:
Long-term debt	478.1	785.6
Other long-term liabilities	737.5	683.4
Total other liabilities	1,215.6	1,469.0
Shareholders' equity:
ManpowerGroup shareholders' equity
Common stock	1.2	1.2
Capital in excess of par value	3,302.6	3,227.2
Retained earnings	2,713.0	2,291.3
Accumulated other comprehensive loss	(288.2)	(426.1)
Treasury stock, at cost	(2,953.7)	(2,731.7)
Total ManpowerGroup shareholders' equity	2,774.9	2,361.9
Noncontrolling interests	82.7	84.5
Total shareholders' equity	2,857.6	2,446.4
Total liabilities and shareholders' equity	$8,883.6	$7,574.2

ManpowerGroup
Consolidated Statements of Cash Flows
(In millions)

	Year Ended
	December 31
	2017	2016
	(Unaudited)
Cash Flows from Operating Activities:
Net earnings	$545.4	$443.7
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	84.4	85.3
Deferred income taxes	(196.8)	74.0
Provision for doubtful accounts	18.1	20.4
Share-based compensation	28.7	27.1
Excess tax benefit on exercise of share-based awards	—	(0.8)
Changes in operating assets and liabilities, excluding the impact of acquisitions:
Accounts receivable	(544.9)	(317.2)
Other assets	(68.6)	(75.3)
Other liabilities	534.6	342.8
Cash provided by operating activities	400.9	600.0
Cash Flows from Investing Activities:
Capital expenditures	(54.7)	(56.9)
Acquisitions of businesses, net of cash acquired	(32.7)	(57.6)
Proceeds from the sale of investments, property and equipment	12.9	4.1
Cash used in investing activities	(74.5)	(110.4)
Cash Flows from Financing Activities:
Net change in short-term borrowings	5.5	(0.3)
Proceeds from long-term debt	0.1	—
Repayments of long-term debt	(0.4)	(6.4)
Payments of contingent consideration for acquisitions	(13.0)	(2.9)
Proceeds from share-based awards and other equity transactions	34.2	18.0
Other share-based award transactions	(18.1)	(5.4)
Repurchases of common stock	(203.9)	(482.2)
Dividends paid	(123.7)	(118.4)
Cash used in financing activities	(319.3)	(597.6)
Effect of exchange rate changes on cash	83.4	(24.0)
Change in cash and cash equivalents	90.5	(132.0)
Cash and cash equivalents, beginning of period	598.5	730.5
Cash and cash equivalents, end of period	$689.0	$598.5